Exhibit 3.3

THIS SECURED CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.

MONOGRAM ORTHOPAEDICS INC.

SECURED CONVERTIBLE PROMISSORY NOTE

$[_]	Issue Date: July 12, 2018

FOR VALUE RECEIVED, Monogram Orthopaedics Inc., a Delaware corporation (the “Company”), hereby promises to pay the [_] (the “Lender”) on demand made on or after the second anniversary of the date set forth above (the “Maturity Date”), subject to the terms of this Secured Convertible Promissory Note (this “Note”), the principal sum of [_], together with any then unpaid and accrued interest and other amounts payable hereunder. Interest shall accrue daily on and from the date hereof at an annual rate equal to six percent (6.00%) on the unpaid principal balance and shall be calculated based on a 360-day year for the actual number of days elapsed, but in no event shall the rate of interest exceed the maximum rate, if any, allowable under applicable law. This Note is issued as part of a series of similar convertible promissory notes issued on and after July 1, 2018 (each, a “Series Note” and collectively, the “Series Notes”).

1.           Payment. All payments on account of principal and interest shall be made in lawful money of the United States of America at the principal office of the Lender, or such other place as the Lender may from time to time designate in writing to the Company. All payments by the Company under this Note shall be applied first to any fees and expenses due and payable hereunder, then to the accrued interest due and payable hereunder and the remainder, if any, to the outstanding principal.

2.           New Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, the Company will issue a new note, of like tenor and amount and dated the date to which any interest has been paid, in lieu of this lost, stolen, destroyed or mutilated Note, and in such event the Lender agrees to indemnify and hold harmless the Company in respect of any such lost, stolen, destroyed or mutilated Note.

3.           Prepayment. Principal and interest under the Series Notes may not be prepaid, in whole or in part, without the written consent of the holders of at least a majority of the aggregate principal amount of all Series Notes then outstanding (the “Required Holders”).

4.           Conversion of Note.

(a)          Mandatory Conversion of Note Upon Closing of Financing. If this Note remains outstanding upon the closing of a Financing (as hereinafter defined), then all of the principal amount outstanding under this Note and any accrued and unpaid interest thereon shall be converted automatically at the Conversion Price (as hereinafter defined) without further action of the Lender into shares of Equity Securities issued at such Financing. The term “Conversion Price” means an amount equal to the lesser of (i) eighty percent (80%) of the per share price paid in the Financing or (ii) the price equal to the quotient of six million dollars ($6,000,000) divided by the aggregate number of outstanding shares of the Company’s Common Stock (the “Common Stock”) as of immediately prior to the initial closing of the Financing (assuming full conversion or exercise of all convertible and exercisable securities then outstanding other than the Notes). The term “Financing” means any equity financing for the account of the Company involving the issuance and sale of shares of Equity Securities which occurs on or before the Maturity Date and at which time the aggregate gross proceeds received by the Company (excluding any amounts from the conversion of any Series Notes and any other convertible notes previously issued by the Company) equals or exceeds five million dollars ($5,000,000). The Company shall give notice of a Financing to the Lender as soon as is practicable prior to the closing of said Financing, but in any case no later than ten (10) business days before any such Financing. The term “Equity Securities” means the class of the Company’s Preferred Stock issued in the Financing. The Equity Securities issued upon conversion of the Series Notes shall be of the same class of Equity Securities purchased by investors in the Financing but shall be designated as a separate series of Equity Securities that shall have the same rights and preferences of the Equity Securities purchased by new purchasers in the Financing, except that the “Original Issue Price” of the series Equity Securities issued to holders of Series Notes, as set forth in the Company’s then-current Certificate of Incorporation for the purposes of calculating liquidation preferences, conversion ratios, anti-dilution adjustments, dividends and the like, will be the Conversion Price. Additionally, the Lender shall receive (to the extent not otherwise provided under the Financing documents) pro rata participation rights with respect to all future equity issuances, subject to customary exceptions, such that the Lender shall have the right to participate in future equity issuances in an amount that permits it to maintain its fully-diluted ownership in the Company after each Financing.

(b)          Cash in Lieu of Fractional Shares. No fractional share or interest of the Equity Securities shall be issued upon conversion of this Note. Instead of any fractional shares or interest of the Equity Security which would otherwise be issuable upon conversion of this Note, the Company shall pay to the holder of this Note a cash adjustment in respect of such fraction in an amount equal to the same fraction of the fair market value per share (as such value is determined in good faith by the Company’s Board of Directors (the “Board”)) of the Equity Security.

(c)          Maturity Date Before Financing. In the event that a Financing is not consummated prior to the Maturity Date, then at the Lender’s option (exercisable in the Lender’s sole and absolute discretion by the Lender’s written notice delivered to the Company), the outstanding principal balance and all accrued and unpaid interest under this Note as of the Maturity Date shall be converted into a number of shares of Common Stock such that, immediately after such issuance, the number of shares of Common Stock so issued to the Lender, calculated on a fully diluted basis, equals the Common Ownership Percentage. “Common Ownership Percentage” means one percent (1%). If a Financing is not consummated prior to the Maturity Date and the Lender does not elect to have the outstanding principal and interest converted into Common Stock in accordance with this Section 4(c), then all outstanding principal and interest under this Note shall be due and payable in full in cash on the Maturity Date.

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(d)          Sale of the Company. Notwithstanding any provision of this Note to the contrary, in the event that the Company consummates a Sale of the Company (as defined below) prior to the conversion or repayment in full of this Note, (i) the Company will give the Lender at least 10 business days’ prior written notice of the anticipated closing date of such Sale of the Company and (ii) at the closing of such Sale of the Company, in full satisfaction of the Company’s obligations under this Note, the Company will pay the Lender an aggregate amount equal to the greater of (A) three (3) times the aggregate amount of principal and interest then outstanding under this Note or (B) the amount that the Lender would receive if this Note was converted into shares of Common Stock immediately prior to the closing of such Sale of the Company at a price per share equal to eighty percent (80%) of the value of one share of Common Stock implied in the Sale of the Company. The term “Sale of the Company” means (x) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (y) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided, however, that a Sale of the Company shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; or (z) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(e)          Cancellation or Replacement of Note. Upon the payment and/or conversion of the entire principal amount of this Note and the payment and/or conversion of the accrued interest thereon, this Note shall be returned to the Company for cancellation.

5.           Rights of Lender.

(a)          Consent Rights. Until the payment and/or conversion of the entire principal amount of this Note and the payment and/or conversion of the accrued interest thereon, the Company shall not take any of the following actions without the prior written consent of the Lender (which may be granted or withheld in the Lender’s discretion):

(i)          consummate any Sale of the Company or consent to the consummation of any Sale of the Company;

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(ii)         increase or decrease the total number of authorized shares of Common Stock, except in connection with any capital raising securities issuance (including, without limitation, any Financing);

(iii)        pay compensation to any employee of the Company in excess of one hundred eighty thousand dollars ($180,000) per year or to compensate any founder, officer or family member of any founder or officer of the Company as an independent contractor;

(iv)        declare or pay any dividends or make any other distributions to the holders of Common Stock;

(v)         change the authorized number of directors of the Company to more than five (5) or less than three (3);

(vi)        incur any indebtedness in excess of twenty thousand dollars ($20,000) other than pursuant to this Note, any Series Notes or up to five hundred thousand dollars ($500,000) in convertible debt with rights that are not superior to the rights of the Lender under this Note and which debt is expressly made subordinate to this Note; or

(vii)       change the principal business of the Company or enter into a new line of business.

(b)          Deliverables. In the event the Company issues any other Series Notes, the Company shall deliver to the Lender evidence that the Company has entered into such Series Notes within five (5) days of the date of such Series Notes.

(c)          Board Observer. If at any time the Lender is not represented on the Board, the Lender shall have the right to appoint a representative of the Lender to attend all meetings of the Board and its subsidiaries (and all committees thereof) (collectively, the “Boards”) in a nonvoting observer capacity (the “Observer”); provided that, for the avoidance of doubt, if the Lender has the right to appoint an observer pursuant to any other agreement with the Company, the Lender shall only have the right to appoint one observer at any time. The Observer may, to the extent not inconsistent with other provisions of this paragraph, participate in all discussions of matters brought before the Boards and such committees. The Company and its subsidiaries shall provide the Observer with copies of all notices, minutes, consents, and other documents or materials provided to the Boards and such committees, except that the Observer may be excluded from access to any material or meeting or portion thereof if the Board reasonably determines, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney- client privilege, to protect highly confidential proprietary information, or for other similar reasons. Such Observer may address the Boards with respect to the Lender’s concerns regarding significant business issues facing the Company.

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(d)          Information and Inspection Rights. The Lender may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided. The Company shall provide to the Lender financial and other business information of the Company as and when requested, including, but not limited to, (i) a budget and business plan for the each fiscal year (collectively, the “Budget”), (ii) financial statements for monthly, quarterly or annual periods and comparable financial information for the prior period or to Budget, as applicable, and (iii) a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of such period, the shares Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for shares of Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Lender to calculate its percentage equity ownership in the Company.

6.           Representations of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Lender that:

(a)          The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business orproperties.

(b)          Except for the authorization and issuance of securities issuable at the Financing, all corporate action has been taken on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Note.

7.           Representations of the Lender. In connection with the transactions provided for herein, the Lender hereby represents and warrants to the Company that:

(a)          This Note constitutes the Lender’s valid and legally binding obligation, enforceable in accordance with its terms.

(b)          The Lender acknowledges that this Note is issued to the Lender in reliance upon the Lender’s representation to the Company that this Note is being acquired for investment for the Lender’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Lender has no present intention of selling, granting any participation in, or otherwise distributing the same.

(c)          The Lender acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Note. The Lender also represents it has not been organized solely for the purpose of acquiring this Note.

(d)          The Lender is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

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(e)          The Lender understands that this Note is characterized as a “restricted security” under the Federal securities laws inasmuch as it is being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances.

8.           Security Interest.

(a)          The Company hereby grants to the Lender a security interest in and to all of the Company’s right, title and interest in and to the following, wherever located, whether now existing or hereafter from time to time arising or acquired (the “Collateral”):

(i)          all fixtures and personal property of every kind and nature including all accounts, goods (including, without limitation, inventory and equipment), documents (including, without limitation and if applicable, electronic documents), instruments, promissory notes, chattel paper (whether tangible or electronic), letters of credit, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), securities and all other investment property, general intangibles (including, without limitation, all payment intangibles), money, intellectual property (including, without limitation, patents, trademarks and copyrights, but excluding for the avoidance of doubt any intellectual property owned by ISMMS), deposit accounts, and any other contract rights including without limitation any licensing agreement with ISMMS or rights to the payment of money; and

(ii)         all proceeds (as defined in Section 9-102 of the UCC (as defined below)) and products of each of the foregoing, all books and records relating to the foregoing, all supporting obligations related thereto, and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Company from time to time with respect to any of the foregoing.

(b)          The Company hereby irrevocably authorizes the Lender at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code as in effect from time to time in such state (the “UCC”), of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including any financing or continuation statements or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by the Company hereunder, without the signature of the Company where permitted by law, including the filing of a financing statement describing the Collateral as all assets now owned or hereafter acquired by the Company, or words of similar effect. The Company agrees to provide all information required by the Lender pursuant to this Section 8(b) promptly to the Lender upon request.

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(c)          The Company hereby further authorizes the Lender to file with the United States Patent and Trademark Office and the United States Copyright Office (and any successor office and any similar office in any state of the United States or in any other country) this Note and other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by the Company hereunder, without the signature of the Company where permitted by law.

(d)          The Company agrees that at any time and from time to time, at the expense of the Company, the Company will promptly execute and deliver all further instruments and documents, obtain such agreements from third parties, and take all further action, that may be necessary or desirable, or that the Lender may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Lender to exercise and enforce its rights and remedies hereunder or under any other agreement with respect to any Collateral.

The Company covenants as follows:

(i)          The Company shall, at its own cost and expense, defend title to the Collateral and the security interest of the Lender therein against the claim of any person claiming against or through the Company and shall maintain and preserve such perfected security interest for so long as this Note shall remain in effect. The Company will not sell, offer to sell, dispose of, convey, assign or otherwise transfer, grant any option with respect to, restrict, or grant, create, permit or suffer to exist any mortgage, pledge, lien, security interest, option, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever on, any of the Collateral or any interest therein, except in the ordinary course of business and with the prior written consent of the Lender; provided however that the Lender’s written consent will not be required in connection with any licenses of intellectual property of the Company entered into in the ordinary course of business for the purposes of R&D.

(ii)         The Company will keep the Collateral in good order and repair and will not use the same in violation of law or any policy of insurance thereon. The Company will permit the Lender, or its designee, to inspect the Collateral at any reasonable time, wherever located.

(iii)        The Company will pay promptly when due all taxes, assessments, governmental charges, and levies upon the Collateral or incurred in connection with the use or operation of the Collateral or incurred in connection with this Note.

(iv)        The Company will, at its expense, promptly deliver to the Lender a copy of each notice or other communication received by it in respect of the Collateral.

(e)          The Company hereby appoints the Lender the Company’s attorney-in-fact, with full authority in the place and stead of the Company and in the name of the Company or otherwise, from time to time during the continuance of an event of default under this Note in the Lender’s discretion, subject to the rights of any lender senior to the Company, to take any action and to execute any instrument which the Lender may deem necessary or advisable to accomplish the purposes of this Note (but the Lender shall not be obligated to and shall have no liability to the Company or any third party for failure to do so or take action). This appointment, being coupled with an interest, shall be irrevocable. The Company hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.

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9.           Subordination. By accepting this Note, the Lender agrees that all payments on account of the indebtedness, liabilities and other obligations of the Company to the Lender, including, without limitation, all amounts of principal, interest accrued hereon, and all other amounts payable by the Company to the Lender under this Note or in connection herewith shall be subordinated and subject in right of payment, to the extent and manner set forth herein, to the prior payment in full in cash or cash equivalents of any Senior Indebtedness of the Company. “Senior Indebtedness” shall mean (i) any indebtedness, liabilities and other obligations of the Company under that certain $800,000 Secured Convertible Promissory Note issued by the Company to Pro-Dex, Inc., a Colorado corporation, on April 19, 2017 and (ii) any deferrals, renewals or extensions or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness.

Upon any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangement which creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Company or in the event this Note shall be declared due and payable, (i) no amount shall be paid by the Company, whether in cash or property in respect of the principal of or interest on this Note at the time outstanding, unless and until the full amount of any Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the holder of this Note which shall assert any right to receive any payments in respect of the principal of and interest on this Note except subject to the payment in full all of the Senior Indebtedness then outstanding.

If an event of default has occurred with respect to any Senior Indebtedness, permitting the holder thereof to accelerate the maturity thereof, then unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note and no action shall be taken to collect on any of the principal of or interest on this Note. For purposes of clarity, the conversion of the Note into certain capital stock of the Company in accordance with the conversion rights in Section 4 of this Note shall not be deemed a payment for purposes of this Section 9 and shall be expressly permitted without regard to the Senior Indebtedness.

10.          Default. Any of the following shall constitute an event of default under this Note:

(a)          the dissolution of the Company;

(b)          any petition in bankruptcy being filed by or against Company or any proceedings in bankruptcy, insolvency or under any other laws relating to the relief of debtors, being commenced for the relief or readjustment of any indebtedness of the Company, either through reorganization, composition, extension or otherwise, and which, in the case of any involuntary proceedings shall be acquiesced to by Company or shall continue for a period of sixty (60) days without being dismissed, discharged or bonded;

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(c)          the making by the Company of an assignment for the benefit of creditors;

(d)          the appointment of a receiver of any property of the Company which shall not be vacated or removed within sixty (60) days after appointment; or

(e)          any material breach by the Company of any provision of this Note that is not cured within thirty (30) days, including the failure to pay any amounts under this Note when due (without any cure period).

After the occurrence of any such event of default, the entire outstanding amount of principal and interest of this Note shall accelerate and become immediately due and payable upon demand by the Lender, and the Company shall pay all reasonable attorneys’ fees and court costs incurred by the Lender in enforcing and collecting this Note.

11.          Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles.

12.          Miscellaneous.

(a)          All payments by the Company under this Note shall be made without set- off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

(b)          The Company agrees to pay all expenses, including reasonable attorneys’ fees and disbursements, incurred by the Lender in endeavoring to collect any amounts payable hereunder which are not paid when due or to otherwise enforce its rights hereunder.

(c)          No delay or omission on the part of the Lender in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Lender, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

(d)          The terms and provisions of this Note may be modified or amended only by a written instrument duly executed by the Company and the Required Holders, which must include ISMMS. Any such modification or amendment shall modify and amend all of the Notes in the same manner and be binding on and effective against all of the holders of Series Notes then outstanding.

(e)          The Company and every endorser or guarantor of this Note, regardless of the time, order or place of signing, hereby waives presentment, demand, protest and notices of every kind and assents to any permitted extension of the time of payment and to the addition or release of any other party primarily or secondarily liable hereunder.

(f)          The Lender agrees that no stockholder, director or officer of the Company shall have any personal liability for the repayment of this Note.

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(g)          The Company’s repayment obligation to the Lender under this Note shall be on parity with the Company’s obligation to repay all other Series Notes. In the event that the Company is obligated to repay this Note and the other Series Notes and does not have sufficient funds to repay all of this Note and the other Series Notes in full, payment shall be made to the holders of this Note and the other Series Notes on a pro rata basis. The preceding sentence shall not, however, relieve the Company of its obligations to the hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized officers as of the date first above written.

COMPANY

MONOGRAM ORTHOPAEDICS INC.

By:	/s/ Benjamin Sexson
Name: Benjamin Sexson
Title: CEO

ACKNOWLEDGED AND AGREED:

LENDER

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